Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton	March 7, 2005
Chief Financial Officer
610-768-3300

UNIVERSAL HEALTH SERVICES ANNOUNCES

NEW $500 MILLION LINE OF CREDIT

KING OF PRUSSIA, PA- Universal Health Services, Inc. (NYSE: UHS) announced today that it has replaced it’s $400 million unsecured line of credit which was scheduled to expire on December 13, 2006 with a a new $500 million unsecured line of credit effective March 4, 2005. The new $500 million line of credit bears interest at the London Inter-Bank Offer Rate (LIBOR) plus a spread of .40% to 1.0% including a facility fee which is determined based on our credit ratings from Standard & Poor’s and Moody’s Investors Services, Inc. Based on our current credit ratings, our pricing is LIBOR plus .625%. This pricing results is a .625% improvement in pricing compared to the previous $400 million line of credit.

JPMorgan Chase Bank, N.A. serves as Administrative Agent and Bank of America, N.A. served as Syndication Agent and ABN AMRO Bank N.V., SunTrust Bank and Wachovia Bank, National Association serve as Co-Documentation Agents.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals, ambulatory and radiation centers nationwide, in Puerto Rico and in France. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT).

Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

For additional information on the Company, visit our website: http://www.uhsinc.com.

###

J-2